Exhibit 99.1

Polymer Group, Inc. (ticker: POLGA.OB, exchange: Other OTC) News Release - 10-Aug-2005

Polymer Group, Inc. Reports Second Quarter and Six-Month Results and Provides Business Update

NORTH CHARLESTON, S.C., Aug. 10 /PRNewswire-FirstCall/ -- Polymer Group, Inc. (PGI) (OTC Bulletin Board: POLGA; POLGB) reported results from operations for the second quarter and six-month period ended July 2, 2005.

Highlights included:

•                                          Sales were up 12.1% to $235.9 million over the second quarter of 2004 and 15.3% for the first six months compared to the same period of the prior year.

•                                          Profitability improved with a 14.0% increase in second quarter gross profit and a 14.9% increase in gross profit for the first six months compared to the same period of 2004.

•                                          The company reported net income of $4.1 million in the second quarter, marking its third consecutive quarter of positive net income.

GLOBAL EXPANSION PROGRESS

Additionally, the company reported that its previously announced global expansion initiatives are progressing as planned. The equipment installations of the state-of-the-art spunbond line in Cali, Colombia are near completion and the company expects the line to be fully installed early in the fourth quarter. Polymer Group has broken ground and begun site construction for its Mooresville, NC project. In Suzhou, China, the company has received all necessary governmental approvals to establish the wholly-owned subsidiary, executed the land purchase agreement and commenced construction on the new site.

BOARD OF DIRECTORS APPROVE REDEMPTION OF PIK PREFERRED SHARES

On July 28, 2005, PGI’s Board of Directors unanimously approved a resolution to redeem all of the company’s 16% Series A Convertible Pay-in-Kind Preferred Stock (“PIK Preferred Shares”) outstanding on or before September 30, 2005. Additional information regarding the redemption will be communicated separately to holders in accordance with the terms of the PIK Preferred Shares.

SECOND QUARTER RESULTS

Net sales for the second quarter of 2005 were $235.9 million, up $25.5 million or 12.1% compared to $210.4 million in the second quarter of 2004. Sales growth was driven primarily by higher volumes in the nonwovens segments, improved mix, and the effects of higher selling prices due to increased raw material costs. Gross profit increased $5.2 million to $41.9 million for the second quarter, an increase of 14.0%. Gross profit margin for the quarter also improved over the prior year to 17.8% of sales compared to a gross profit margin for the second quarter of 2004 of 17.5%. A significant contributor to the company’s ability to improve profitability was through increased efficiencies and lower start-up costs compared to the same period in 2004 when the company initiated many new customer programs. As a result, the company’s overall cost to manufacture improved in addition to an improved mix of products. These improvements were partially offset by higher raw material costs compared to the prior year.

Operating income for the second quarter of 2005 was $16.0 million compared to $24.6 million in the second quarter of 2004. Included in operating income in the second quarter of 2004 was a $13.4 million gain from an arbitration settlement. The company continued to control costs, keeping SG&A expense growth to 5.8% over the prior year versus a 12.1% growth in sales. SG&A expense as a percent of sales was 11.0% in the quarter compared to 11.6% in the second quarter of 2004. Additionally, non-cash restricted stock and stock option compensation expense represented $0.8 million of the $2.2 million increase in SG&A expense.

Polymer Group reported net income for the second quarter of $4.1 million and net income applicable to common shareholders of $1.7 million.

YEAR-TO-DATE RESULTS

For the six months ended July 2, 2005, sales were $480.2 million, up $63.6 million, or 15.3%, from the same period in 2004. The company’s year-to-date gross profit was up $11.1 million to $85.9 million compared to the prior year, representing an increase of 14.9% and a gross profit margin of 17.9% compared to 17.9% the prior year.

Operating income in the first six months of 2005 was $32.4 million compared to $34.8 million for the first six months of the previous year. For the first six months of 2004, the company recorded plant realignment costs of $1.2 million and recognized a $13.4 million gain from an arbitration settlement.

Net income for the first six months of 2005 amounted to $9.2 million, with a loss applicable to common shareholders of $4.0 million.

Polymer Group’s chief executive officer, James L. Schaeffer, stated, “I am extremely pleased with our performance and the progress we are making on our strategic growth initiatives. The second quarter was another installment of continued growth and profitability improvement. Additionally, much progress has been made to secure our position in key markets around the world with advanced technology installations to meet customer demand.

We have been working to combat rising raw material prices with efficiency improvements to minimize the impact of required price increases to our customers. Volatility caused by global market influences on petroleum makes managing the raw material environment challenging. Regardless, we remain committed to a continued focus on streamlining manufacturing and providing world-class quality and innovation to ensure we are providing top value to our customers,” Schaeffer said.

Willis (Billy) C. Moore, III, PGI’s chief financial officer, added, “In addition to profitability growth and cost containment, we remain focused on balance sheet efficiency. Working capital as a percent of annualized sales for the quarter was below our strategic target. Additionally, our revolving credit facility was undrawn at the end of the quarter even as we were funding our capital expansion programs with internally generated funds. I am pleased with the strong level of operating cash flows we have been able to generate to support our capital expansion programs while maintaining a prudent level of indebtedness.”

RESTATEMENT OF FIRST QUARTER RESULTS

On January 14, 2005, pursuant to the terms of the company’s 16% Series A Convertible Pay-in-Kind Preferred Stock (“PIK Preferred Shares”), PGI’s Board of Directors declared a dividend payable in the form of 5,540 PIK Preferred Shares.  The dividends were paid on January 21, 2005 to holders of record as of May 15, 2004 and December 15, 2004, for accrued and unpaid dividends from the dates of issuance of the PIK Preferred Shares through December 31, 2004. The company accrued the 16% per annum stated amount of the dividend (or $5.6 million) during 2004.

The company, acting through the Audit Committee of the Board of Directors, and based on the advice of management and the company’s independent registered public accounting firm, has concluded that its consolidated statement of operations for the three months ended April 2, 2005 should be restated to reflect the dividend paid-in-kind through the issuance of 5,540 PIK Preferred Shares at the estimated fair value of the shares issued, which was higher than the stated amount of the dividend that was previously accrued.

The PIK Preferred Shares allow holders to convert each share into 137.14286 of the company’s Class A common shares, equivalent to a conversion price of approximately $7.29 per share (calculated by dividing the $1,000 liquidation preference by 137.14286 shares). As the 5,540 PIK Preferred Shares were convertible into Class A common stock with an estimated value of $14.1 million (based on the closing stock price of $18.50 per share on the date the dividends were declared), the results for the first quarter will be restated to reflect an additional dividend charge equal to the difference between the $14.1 million estimated fair value and the $5.6 million of dividends previously accrued and charged to retained earnings. The effect of the restatement on the consolidated statement of operations increases the charge for dividends on PIK Preferred Shares and reduces income applicable to common shareholders by approximately $8.5 million. Accordingly, income (loss) applicable to common shareholders for the three months ended April 2, 2005 has been restated to reflect a loss applicable to common shareholders of approximately $5.7 million, or $.55 per share, versus the previously reported income of approximately $2.8 million, or $.27 per share. However, the restatement does not affect amounts previously reported for net income, total shareholders’ equity or cash flows, given that the adjustment reflects the payment-in-kind of a non-cash dividend.

The effects of such adjustment have been included in the Company’s consolidated financial statements presented below as of, and for, the six- month period ended July 2, 2005.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 21 manufacturing facilities in 10 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements speak only as of the date of this release. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: uncertainty regarding the effect or outcome of the company’s decision to explore strategic alternatives; general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; inability to meet existing debt covenants; information and technological advances; changes in environmental laws and regulations; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; domestic and foreign competition; reliance on major customers and suppliers; and risks related to operations in foreign jurisdictions. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s 2004 Annual Report on Form 10-K.

For further information, please contact:

Dennis Norman

Vice President - Strategic Planning & Communication

(843) 329-5151

normand@pginw.com

P O L Y M E R   G R O U P,   I N C.

Consolidated Statements of Operations (Unaudited)

Three Months Ended July 2, 2005 and

Three Months Ended July 3, 2004

(In Thousands, Except Per Share Data)

	Three Months Ended July 2, 2005	Three Months Ended July 3, 2004

Net sales	$235,853	$210,403

Cost of goods sold	193,910	173,624

Gross profit	41,943	36,779

Selling, general and administrative expenses	25,862	24,440

Plant realignment costs	5	657
Foreign currency (gain) loss	70	432
Arbitration settlement, net	—	(13,394)

Operating income	16,006	24,644

Other expense (income):
Interest expense, net	8,168	9,357
Minority interests	1,054	624
Write-off of loan acquisition costs	—	5,022
Other, net	(426)	278

Income before income tax expense	7,210	9,363

Income tax expense	3,140	3,640

Net income	4,070	5,723

Accrued dividends on PIK preferred shares	2,357	1,271

Income applicable to common shareholders	$1,713	$4,452

Average common shares outstanding	10,425	9,824

Income (loss) per common share:
Basic	$0.16	$0.45

Diluted	$0.16	$0.36

Selected Financial Data

Depreciation and amortization expense included in operating income	$13,671	$12,822

Amortization of loan acquisition costs	$503	$490

Capital expenditures	$24,735	$4,350

P O L Y M E R   G R O U P,  I N C.

Consolidated Statements of Operations (Unaudited)

Six Months Ended July 2, 2005 and

Six Months Ended July 3, 2004

(In Thousands, Except Per Share Data)

	(As Restated) Six Months Ended July 2, 2005	Six Months Ended July 3, 2004

Net sales	$480,214	$416,645

Cost of goods sold	394,354	341,890

Gross profit	85,860	74,755

Selling, general and administrative expenses	53,329	51,072

Plant realignment costs	9	1,241
Foreign currency (gain) loss	94	988
Arbitration settlement, net	—	(13,394)

Operating income	32,428	34,848

Other expense (income):
Interest expense, net	16,034	24,534
Minority interests	1,988	1,107
Write-off of loan acquisition costs	—	5,022
Other, net	(765)	1,107

Income before income tax expense	15,171	3,078

Income tax expense	5,935	6,125

Net income (loss)	9,236	(3,047)

Accrued and paid-in-kind dividends on PIK preferred shares	13,208	1,271

Income (loss) applicable to common shareholders	$(3,972)	$(4,318)

Average common shares outstanding	10,422	9,305

Income (loss) per common share:
Basic	$(0.38)	$(0.46)

Diluted	$(0.38)	$(0.46)

Selected Financial Data

Depreciation and amortization expense included in operating income	$26,829	$25,498

Amortization of loan acquisition costs	$1,008	$969

Capital expenditures	$34,829	$8,854

P O L Y M E R   G R O U P,   I N C.

Condensed Consolidated Balance Sheets

(In Thousands)

	July 2, 2005	January 1, 2005
	(Unaudited)

ASSETS

Current assets
Cash and cash equivalents	$25,222	$41,296
Accounts receivable, net	122,576	113,491
Inventories	113,630	106,349
Other	35,294	37,366
Total current assets	296,722	298,502

Property, plant and equipment, net	402,112	402,603
Intangibles and loan acquisition costs, net	45,933	48,819
Other assets	4,537	4,634
Total assets	$749,304	$754,558

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$64,466	$63,773
Accrued expenses and other	39,362	36,997
Current portion of long-term debt and short term borrowings	9,451	10,394
Total current liabilities	113,279	111,164

Long-term debt	402,083	403,560
Other noncurrent liabilities	85,243	92,787
Total liabilities	600,605	607,511
Minority interests	15,293	14,912

16% Series A convertible pay-in-kind preferred shares	62,996	58,286

Shareholders’ equity	70,410	73,849
Total liabilities and shareholders’ equity	$749,304	$754,558

SOURCE: Polymer Group, Inc.

CONTACT:  Dennis Norman, Vice President - Strategic Planning & Communication of Polymer Group, Inc., +1-843-329-5151, or normand@pginw.com